Shareholders of Bioanalytical Systems, Inc.:

You are invited to attend the Annual Meeting of Shareholders of Bioanalytical Systems, Inc. (“BASi”) to be held Thursday, February 26, 2004, at 10:00 a.m. (EST) at BASi headquarters located at 2701 Kent Avenue, West Lafayette, Indiana.

At the meeting, shareholders will vote on the election of six persons to the Board of Directors, and the ratification of the selection of Ernst & Young LLP as independent auditors for the current year. Details can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

We hope you are able to attend the Annual Meeting personally, and we look forward to meeting with you. Whether or not you currently plan to attend, please complete, date and return the proxy card in the enclosed envelope. The vote of each shareholder is very important. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of BASi, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

On behalf of the Board of Directors and management of BASi, I sincerely thank you for your continued support.

Sincerely,

Bioanalytical Systems, Inc.

Peter T. Kissinger, Ph.D.
Chairman, President and Chief Executive Officer

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BIOANALYTICAL SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 26, 2004

To the Shareholders of Bioanalytical Systems, Inc.:

The Annual Meeting of Shareholders of Bioanalytical Systems, Inc. (“BASi”) will be held at the principal executive offices of BASi, at 2701 Kent Avenue, West Lafayette, Indiana 47906 on Thursday, February 26, 2004 at 10:00 a.m. (EST) for the following purposes:

        (a)         To elect directors of BASi to serve for a one-year term;
        (b)         to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for BASi for the fiscal year ending September 30, 2004; and
        (c)         to transact such other business as may properly come before the meeting.

Holders of BASi common shares of record at the close of business on December 31, 2003 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Candice B. Kissinger
Secretary

January 23, 2004
West Lafayette, Indiana

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE
ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE
BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY.
A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

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BIOANALYTICAL SYSTEMS, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 26, 2004

General Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of BASi of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. (EST) on Thursday, February 26, 2004, and at any adjournment thereof. The meeting will be held at the principal executive offices of BASi, 2701 Kent Avenue, West Lafayette, Indiana 47906. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about January 27, 2004.

A shareholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of BASi, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The signing of a proxy does not preclude a shareholder from attending the Annual Meeting in person. All proxies returned prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted (1) FOR the election of the nominees for director named below, and (2) FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for BASi for the fiscal year ending September 30, 2004. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of determining whether a quorum is present.

As of the close of business on December 31, 2003, the record date for the Annual Meeting, there were outstanding and entitled to vote 4,869,502 common shares of BASi. Each outstanding common share is entitled to one vote. BASi has no other voting securities outstanding. Shareholders do not have cumulative voting rights.

A quorum will be present if a majority of the common shares are present, in person or by proxy, at the Annual Meeting. If a quorum is present, the nominees for director will be elected by a plurality of the votes cast and the independent auditors will be approved by a majority of the votes cast.

A copy of the BASi Annual Report and Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2003, accompanies this proxy statement. The financial statements contained in the Annual Report and Form 10-K are not incorporated by reference in this proxy statement. The solicitation of proxies is being made by BASi, and all expenses in connection with the solicitation of proxies will be borne by BASi. BASi expects to solicit proxies primarily by mail, but directors, officers and other employees of BASi may also solicit proxies in person or by telephone.

Proposals for 2005 Annual Meeting

Shareholder proposals to be considered for presentation and inclusion in the proxy statement for the 2005 Annual Meeting of Shareholders must be submitted in writing and received by BASi on or before September 29, 2004. If notice of any other shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders is not received by BASi on or before December 13, 2004, the proxy solicited by the Board of Directors of BASi for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the BASi proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

The mailing address of the principal offices of BASi is 2701 Kent Avenue, West Lafayette, Indiana 47906.

Beneficial Ownership of Common Shares

The following table sets forth certain data with respect to those persons known by BASi to be the beneficial owners of five percent or more of the outstanding common shares of BASi as of December 31, 2003, and also sets forth such data with respect to each director of BASi, each officer listed in the Executive Compensation table (on page 7 of this proxy statement), and all directors and executive officers of BASi as a group. Except as otherwise indicated in the notes to the table, each beneficial owner possesses sole voting and investment power with respect to the common shares indicated.

Name(1)	Number	Percent
Peter T. Kissinger(2)	1,282,755	26.2%
Ronald E. Shoup(3)	100,966	2.1%
Candice B. Kissinger(4)	1,282,755	26.2%
William E. Baitinger(5)	150,634	3.1%
Leslie B. Daniels(6)	38,042	0.8%
W. Leigh Thompson(7)	5,500	0.1%
Michael P. Silvon(8)	4,500	0.1%
Eleven executive officers and directors as a group(9)	1,804,070	36.8%

(1)	All addresses are in care of BASi at 2701 Kent Avenue, West Lafayette, Indiana 47906

Ownership Includes common shares in the following denominations:
(2)	(i)	430,947	beneficially owned by Candice B. Kissinger, Dr. Kissinger's wife
(ii)	598,504	owned jointly by Dr. and Mrs. Kissinger
(iii)	1,000	options held by Mrs. Kissinger and exercisable within 60 days from December 31, 2003
(3)	(i)	93,966	owned jointly by Dr. Shoup and his wife
(ii)	7,000	options exercisable within 60 days from December 31, 2003
(4)	(i)	252,309	beneficially owned by Dr. Kissinger
(ii)	598,504	owned jointly by Dr. and Mrs. Kissinger
(iii)	1,000	options exercisable within 60 days from December 31, 2003
(5)	(i)	148,412	owned jointly by Mr. Baitinger and his wife
(ii)	5,500	options exercisable within 60 days from December 31, 2003
(6)	Excludes shares that may be acquired by Mr. Daniels upon conversion of a $100,000 convertible note, the conversion price for which is based upon the market price of the Company's common shares for the 10 trading days prior to the date of conversion.
(7)	5.500	options exercisable within 60 days from December 31, 2003
(8)	(i)	500	owned jointly by Dr. Silvon and his wife
(ii)	4,000	options exercisable within 60 days from December 31, 2003
(9)	31,000	options exercisable by various executive officers and directors within 60 days from December 31, 2002

1.        ELECTION OF DIRECTORS

Nominees

The Bylaws of BASi provide for no fewer than seven and no more than nine directors, each of whom is elected for a one-year term. The terms of all incumbent directors will expire at the Annual Meeting. The Board of Directors has nominated all of the current directors for re-election at the Annual Meeting. The directors nominated for re-election are:

         •        Peter T. Kissinger,
         •        Ronald E. Shoup,
         •        Candice B. Kissinger,
         •        William E. Baitinger,
         •        Leslie B. Daniels and
         •        W. Leigh Thompson

(collectively, the “Nominated Directors”). Following the recent resignation of John A. Kraeutler, the Board of Directors is conducting a search for two new directors.

The Board of Directors recommends that shareholders vote FOR the election of all of the Nominated Directors and, unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event any Nominated Director becomes unable or for good cause will not serve. Proxies will not be voted for more than six nominees. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected to the Board of Directors.

The directors of BASi as of December 31, 2003, who are also the Nominated Directors, are as follows:

Name	Age	Position	Served as Director Since
Peter T. Kissinger, Ph.D.	59	Chairman of the Board President; Chief Executive Officer	1974
Ronald E. Shoup, Ph.D.	52	Chief Operating Officer, BASi Contract Research Services; Director	1991
Candice B. Kissinger	52	Senior Vice President; Director of Research; Director	1978
William E. Baitinger	70	Director	1979
Leslie B. Daniels	56	Director	2003
W. Leigh Thompson, Ph.D., M.D.	65	Director	1997

Business Experience of Nominated Directors

Peter T. Kissinger, Ph.D. founded BASi in 1974 and has served as its Chairman, President and Chief Executive Officer since 1974. He is also a part-time Professor of Chemistry at Purdue University, where he has been teaching since 1975. Dr. Kissinger has a Bachelor of Science degree in Analytical Chemistry from Union College and a Ph.D. in Analytical Chemistry from the University of North Carolina.

Ronald E. Shoup, Ph.D. serves as Chief Operating Officer of BASi’s Contract Research Services and is Managing Director of BAS Analytics, Ltd. in the UK. He joined BASi in 1980 as an applications chemist, became Research Director in 1983 and launched the Contract Research services group within BASi in 1988. Dr. Shoup has a Bachelor of Science degree in Mathematics and Chemistry from Purdue University and attended Michigan State and Purdue University for his Ph.D. in Analytical Chemistry. He has served on BASi’s Board of Directors since 1991 and is a member of the external advisory board to the Purdue University Department of Chemistry.

Candice B. Kissinger currently devotes all of her time to branding, client relationship management, sales, product development, and managing installation and service for in vivo products and services, principally the Culex® ABS. She was named Senior Vice President, Marketing in January 2000 and is currently Director of Research. From 1981 to 2000 she served as Vice President, International Sales and Marketing. Ms. Kissinger has a Bachelor of Science degree in Microbiology from Ohio Wesleyan University and a Master of Science degree in Food Science from the University of Massachusetts. She has served as a director and Secretary of BASi since 1978.

William E. Baitinger has served as a director of BASi since 1979. Mr. Baitinger was Director of Technology Transfer for the Purdue Research Foundation from 1988 until 2000. In this capacity he was responsible for all licensing and commercialization activities from Purdue University. He currently serves as Special Assistant to the Vice President for Research at Purdue University. Mr. Baitinger has a Bachelor of Science degree in Chemistry and Physics from Marietta College and a Master of Science degree in Chemistry from Purdue University.

W. Leigh Thompson, Ph.D., M.D., has served as a director of BASi since January 1997. Since 1995, Dr. Thompson has been Chief Executive Officer of Profound Quality Resources, Inc., a scientific consulting firm. Prior to 1995, Dr. Thompson was Professor of Medicine at Case Western Reserve and Indiana Universities, President of the Society of Critical Care Medicine and Chief Scientific Officer at Eli Lilly and Company. He earned a Bachelor of Science degree in Biology from the College of Charleston, a Master of Science and a Ph.D. in Pharmacology from the Medical University of South Carolina, a Medical Doctor degree from The Johns Hopkins University and was awarded a Ph.D. of Science from the Medical University of South Carolina. Dr. Thompson is also a director of La Jolla Pharmaceutical Company, Diabetogen, Bioscience, Inc., Medarex, Inc., Guilford Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc., Sontra Medical Corp. and DepoMed, Inc.

Leslie B. Daniels joined the BASi Board of Directors in 2003. He was a director of PharmaKinetics Laboratories, Inc., acquired by BASi in 2003. Mr. Daniels is a founding partner of CAI, a private equity fund in New York City. He previously was President of Burdge, Daniels & Co., Inc., a principal in venture capital and buyout investments as well as trading of private placement securities, and before that, a Senior Vice President of Blyth, Eastman, Dillon & Co. where he had responsibility for the corporate fixed income sales and trading departments. Mr. Daniels is a former Director of Aster-Cephac SA, IVAX Corporation, MIM Corporation, Mylan Laboratories, Inc., NBS Technologies Inc. and MIST Inc. He was also Chairman of Zenith Laboratories, Inc. and currently serves as a Director of SafeGuard Health Enterprises, Inc.

Scientific Advisory Board

In 1985, BASi established a Scientific Advisory Board to assist BASi in its research and development activities. The Scientific Advisory Board is comprised of distinguished scientists from outside BASi who have significant accomplishments in areas of science and technology that are important to BASi’s future. The Scientific Advisory Board interacts with BASi’s scientific and management staff. Each member of the Scientific Advisory Board is employed outside BASi and may have commitments to, or consulting or advisory contracts with, other entities that may conflict or compete with his or her obligations to BASi. Generally, members of the Scientific Advisory Board are not expected to devote a substantial portion of their time to BASi matters. Members of the Scientific Advisory Board do not receive any compensation in connection with attending meetings of the Scientific Advisory Board. They do, however, from time to time, receive compensation in connection with consulting services they render to BASi.

Family Relationships

Peter T. Kissinger and Candice B. Kissinger are husband and wife. There is no other family relationship among the directors and executive officers of BASi.

Compensation of Directors

Directors who are not employees of BASi receive $1,500 for each Board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at such meetings. Directors of BASi or an affiliate of BASi who are not employed by BASi or any affiliate may also participate in the BASi 1997 Outside Director Stock Option Plan, as may be approved from time to time by the Compensation Committee. Options were issued to William E. Baitinger and W. Leigh Thompson in fiscal 2003, in the amount of 9,000 shares each. Directors who are employees of BASi do not receive any additional compensation for their services as directors.

Certain Relationships and Transactions

Leslie B. Daniels, a director of the Company currently up for reelection, was a director of PKLB at the time it was acquired by the Company in June 2003. As a result of that acquisition, Mr. Daniels received a 6% convertible subordinated note in the amount of $498,809 due January 1, 2008 (the “6% Note”), in exchange for Series A Convertible Preferred Shares of PKLB which he held at the effective time of the acquisition. The 6% Note is convertible at any time after June 30, 2004, into a total of approximately 31,175 of the Company’s common shares. In addition, prior to the acquisition of PKLB, Mr. Daniels made various loans to PKLB totaling $350,000. These loans were consolidated into a $350,000 promissory note which was convertible into shares of common stock of PKLB (the “PKLB Note”). On December 31, 2003, BASi Maryland, Inc. (the former PKLB) assigned the PKLB Note to the Company. On that same date, the Company issued a $350,000 8% convertible note (the “New Note”) to Mr. Daniels in exchange for the PKLB Note, which was cancelled. The New Note matured on June 1, 2005 and was convertible into the Company’s common shares at a price based upon the market price of the Company’s common shares at or about the time of conversion. Immediately following the issuance of the New Note on December 31, 2003, the Company prepaid $100,000 of the outstanding principal amount of the New Note, plus approximately $31,000 in accrued interest, and Mr. Daniels converted $150,000 of the principal amount of the New Note into 38,042 of the Company’s common shares. Following the payment and conversion, the Company issued a new 8% convertible note due June 1, 2005, to Mr. Daniels on substantially the same terms as the New Note for the remaining $100,000 principal amount.

Committees and Meetings of the Board of Directors

The Board of Directors has established Compensation and Incentive Stock Option, Audit, and Executive Committees. Scheduled meetings are supplemented by frequent informal exchange of information and actions taken by unanimous votes without meetings.

No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he or she was a member. Four out of six members of the Board of Directors attended the 2003 Annual Meeting of shareholders. All of the members of the Board of Directors are encouraged, but not required, to attend BASi’s annual meetings. The following chart shows the number of meetings of each of the committees of the Board of Directors and meetings of the Board of Directors at which a quorum was present:

Committee	Members	Meetings in 2003

Compensation and Incentive Stock Option	Peter T. Kissinger Candice B. Kissinger William E. Baitinger	0

Audit	William E. Baitinger Leslie B. Daniels W. Leigh Thompson	2

Executive	Peter T. Kissinger Ronald E. Shoup William E. Baitinger W. Leigh Thompson	0

Board of Directors		6

The Compensation Committee makes recommendations to the Board of Directors with respect to:
         •         compensation arrangements for the executive officers of BASi,
         •         policies relating to salaries and job descriptions,
         •         insurance programs,
         •         benefit programs, including retirement plans,
         •         administration of the 1990 and 1997 Employee Incentive Stock Option Plans, and
         •         the 1997 Outside Director Stock Option Plan.

The Audit Committee is responsible for:
         •         reviewing with the auditors the scope of the audit work performed,
         •         establishing audit practices,
         •         establishing internal accounting controls,
         •         reviewing financial reporting, and
         •         accounting personnel staffing.

The Board of Directors has adopted a written charter for the Audit Committee. Audit Committee members are not employees of BASi and, in the opinion of the Board of Directors, are “independent” (as defined by Rule 4200(a)(15) of the NASD listing standards). The Board of Directors has determined that Leslie B. Daniels is an “audit committee financial expert” (as defined by Item 401(h) of Regulation SK) and is “independent” (as defined by Item 7(d)(3)(iv) of Schedule 14A).

The Executive Committee may exercise all of the authority of the Board of Directors, subject to certain limitations with respect to payment of dividends, filling of vacancies on the Board, amendment of the Articles of Incorporation or Bylaws, approval of significant corporate transactions, issuance of shares and other matters specified under Indiana law. The Executive Committee did not meet during fiscal 2003.

The Board of Directors has no Nominating Committee. Nominees for the Board of Directors are currently selected by the entire Board of Directors. The Board of Directors will consider for nomination as directors persons recommended by shareholders. Such recommendations must be in writing and delivered to Bioanalytical Systems, Inc., Attention: Corporate Secretary, 2701 Kent Avenue, West Lafayette, Indiana 47906. The NASD has adopted new rules regarding the process for selecting nominees to the Board of Directors. These new NASD rules are effective as of the date of the Annual Meeting and the Board of Directors is in the process of reviewing its nominating procedures to ensure that BASi is in compliance with the new rules on a timely basis.

Executive Compensation

The following table sets forth information with respect to the aggregate compensation paid during each of the last three years to BASi’s President and Chief Executive Officer and each of the other executive officers of BASi whose total compensation exceeded $100,000 during fiscal 2003 (the “Named Executive Officers”). There were no grants of options, restricted stock or stock appreciation rights in fiscal 2003.

	Fiscal Year	Salary	Bonus		All Other Compensation

Peter T. Kissinger, Ph.D	2003	$30,683	$	---	$22,829	(1)
Chairman of the Board, President	2002	$101,001	$	---	$28,067	(1)
and Chief Executive Officer	2001	$85,000		$16,000	$25,965	(1)

Ronald E. Shoup, Ph.D	2003	$112,700	$	---	$6,837	(2)
Chief Operating Officer, BASi Contract	2002	$113,000	$	---	$7,438	(2)
Research Services; Director	2001	$108,000		$18,000	$6,403	(2)

Candice B. Kissinger	2003	$94,300	$	---	$26,900	(3)
Senior Vice President & Research Director,	2002	$90,700	$	---	$27,822	(3)
Secretary and Director	2001	$85,200		$18,000	$26,073	(3)

Michael P. Silvon, Ph.D	2003	$98,500	$	---	$6,304	(4)
Interim Chief Financial Officer;	2002	$94,800	$	---	$7,074	(4)
Vice President, Planning and Development	2001	$88,800		$16,000	$5,434	(4)

(1)        Includes premiums paid on a life insurance policy on the life of Dr. Kissinger and Mrs. Kissinger, the beneficiary of which is a trust established for their benefit, in the amount of $20,865 in each of 2003, 2002 and 2001 and contributions to BASi’s 401(k) plan on Dr. Kissinger’s behalf.

(2)        Represents contributions to BASi’s 401(k) plan on Dr. Shoup’s behalf.

(3)        Includes premiums paid on a life insurance policy on the lives of Mrs. Kissinger and Dr. Kissinger, the beneficiary of which is a trust established for their benefit, in the amount of $20,865 in each of 2003, 2002 and 2001 and contributions to BASi’s 401(k) plan on Mrs. Kissinger’s behalf

(4)        Represents contributions to BASi’s (401k) plan on Dr. Silvon’s behalf.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth certain information concerning exercisable and unexercisable options held by the Named Executive Officers at September 30, 2003:

			Number of Securities Underlying Unexercised Options At September 30, 2003		Value of Unexercised In-The-Money Options At September 30, 2003(1)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Peter T. Kissinger, Ph.D.	---	---	---	---	---	---
Candice B. Kissinger	---	---	750	250	---	---
Ron E. Shoup, Ph.D.	15,057	$21,961	6,250	750	$9,675	$3,225
Michael P. Silvon, Ph.D.	---	---	3,500	500	$6,450	$2,150

(1)         Calculated on the basis of $4.30 per share, which was the closing price of the common shares as reported on the NASDAQ National Market System on September 30, 2003.

Equity Compensation Plan Information

BASi maintains stock option plans that allow for the granting of options to certain key employees and directors of BASi. The following table gives information about equity awards under the stock option plans of BASi:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under the Equity Compensation Plan (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	103,527	$4.60	320,750
Equity compensation plans not approved by security holders	3,000	$8.00	---
Total	106,527	$4.70	320,750

For additional information regarding the Company’s stock option plans, please see Note 9 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated herein by reference.

Report of the Compensation and Incentive Stock Option Committee

Peter T. Kissinger, Candice B. Kissinger and William E. Baitinger serve on the Compensation Committee. The Compensation Committee has responsibility for the administration of BASi’s executive compensation program. Dr. Kissinger, the President and Chief Executive Officer of BASi, does not participate in decisions regarding his compensation. None of BASi’s executive officers serves as a director of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

The following report is submitted by the members of the Compensation Committee:

BASi’s executive compensation program is designed to align executive compensation with financial performance, business strategies and the values and objectives of BASi. BASi’s compensation philosophy is to ensure that the delivery of compensation, both in the short and long term, is consistent with the sustained progress, growth and profitability of BASi and acts as an inducement to attract and retain qualified individuals. This program seeks to enhance the profitability of BASi, and thereby enhance shareholder value, by linking the financial interests of BASi’s executives with those of its long-term shareholders. Under the guidance of BASi’s Compensation Committee, BASi has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

BASi’s executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

•
A base salary that is determined by individual contributions and sustained performance within an established competitive salary range. Pay for performance recognizes the achievement of financial goals, accomplishment of corporate and functional objectives, and performance of individual business units of BASi.

•
Grants of options under BASi’s option plans reward executives when shareholder value is created through increase in the market value of BASi’s common shares. Stock option grants focus executives on managing BASi from the perspective of an owner with an equity position in the business.

Base Salary. The salary, and any periodic increase thereof, of the President and Chief Executive Officer were and are determined by the Board of Directors of BASi based on recommendations made by the Compensation Committee, excluding Dr. Kissinger. The salaries, and any periodic increases thereof, of all other executive officers were and are also determined by the Board of Directors based on Committee recommendations.

BASi, in establishing base salaries, levels of incidental and/or supplemental compensation, and incentive compensation programs for its officers and key executives, assesses periodic compensation surveys and published data covering both the BASi industry and other industries. The level of base salary compensation for officers and key executives is determined by both the scope of their responsibility and the salary ranges for officers and key executives of BASi established by the Board of Directors and the Compensation Committee. Periodic increases in base salary are dependent on the executive’s proficiency of performance in the individual’s position for a given period and on the executive’s competency, skill and experience.

On his own initiative the fiscal 2003 compensation level for the President and Chief Executive Officer was significantly reduced and redistributed to select BASi staff. Dr. Kissinger has expressed his intention to stay at this compensation level until BASi’s financial performance improves. Base salary increases for other eligible BASi staff were distributed in the first fiscal quarter of 2004.

Bonus.        In years in which the after-tax net income of BASi exceeds 7% of revenue, the Compensation Committee is authorized to award bonuses to any BASi employee at the Committee’s discretion.

Option Plans.        Granting of options pursuant to BASi’s option plans is intended to align executive interest with the long-term interests of shareholders by linking executive compensation with enhancement of shareholder value. In addition, grants of options motivate executives to improve long-term stock market performance by allowing them to develop and maintain a significant long-term equity ownership position in BASi’s common shares. No options were granted to executives or staff in fiscal 2003.

                Respectfully submitted,
                Peter T. Kissinger
                Candice B. Kissinger
                William E. Baitinger

Audit Committee Report

The Audit Committee reviews BASi’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2003 with BASi’s management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments, and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from BASi and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in BASi’s Annual Report on Form 10-K for the year ended September 30, 2003 for filing with the SEC, and the Board has so approved the audited financial statements.

                Respectfully submitted,
                William E. Baitinger
                Leslie B. Daniels
                W. Leigh Thompson

Stock Price Performance Graph

The line graph below compares yearly percentage change in the cumulative total stockholder return on BASi’s common shares against the cumulative total return on the NASDAQ Composite Index and a composite index based on a group of ten publicly traded contract research and chemical instrumentation organizations (the “Peer Group Index”) for the period commencing September 30, 1998 and ending September 30, 2003.

The Peer Group Index is comprised of:
        •        AAIpharma, Inc.;
        •        Bioreliance Corporation;
        •        Covance, Inc.;
        •        Kendle International;
        •        Isco, Inc.;
        •        Molecular Devices Corporation;
        •        New Brunswick Scientific Co., Inc.;
        •        OI Corporation;
        •        Covalent Group, Inc.; and
        •        Pharmaceutical Product Development, Inc.

The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for the applicable period assumes that $100 was invested on September 30, 1998 in each of BASi, the NASDAQ Composite Index and the Peer Group Index.

Comparison of Cumulative Total Return
among Bioanalytical Systems, Inc., the NASDAQ
Composite Index and the Peer Group Index

	1998	1999	2000	2001	2002	2003
Bioanalytical Systems, Inc.	100.00	57.00	50.00	109.00	57.00	80.00
Nasdaq Composite Index	100.00	173.00	231.00	94.00	74.00	113.00
Peer Index	100.00	74.00	131.00	98.00	91.00	110.00

Compliance with Reporting Requirements of Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the BASi directors and executive officers and persons who own more than ten percent of a registered class of the BASi equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of BASi. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish BASi with copies of all Section 16(a) reports they file. Except as set forth below and based solely upon the review of Section 16(a) reports furnished to BASi during or with respect to fiscal 2003 and written representations by the BASi officers, directors and greater-than-ten-percent beneficial owners that no other reports were required, BASi is not aware of any instance of noncompliance or late compliance with Section 16(a) during or with respect to fiscal 2003.

Mr. Daniels was late in filing a Form 3. Messrs. Baitinger, Thompson and Kraeutler each was late filing a Form 4 relating to certain option grants in June, 2003. Each of them attempted to file the Form 4 to report this grant in a timely fashion, but the original paper filings were rejected by the SEC pursuant to SEC Release No. 33-8235. Messrs. Baitinger, Thompson and Kraeutler are in the process of filing these Form 4s.

Communications with the Board of Directors

Currently, BASi shareholders may send communications directly to Peter T. Kissinger, Chairman of the Board of Directors, under the “Ask Pete” portion of the BASi website found at http://www.bioanalytical.com/. The Board of Directors is also in the process of implementing a shareholder communication policy in order to better facilitate communications between shareholders and all members of the Board of Directors.

2.        RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for BASi for the fiscal year ending September 30, 2004. BASi has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in BASi.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year ending September 30, 2004. Unless authority to vote for the ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year ending September 30, 2004 is withheld, the accompanying proxy will be voted FOR such ratification.

Ernst & Young LLP have acted as independent auditors for BASi since 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audits of BASi’s financial statements.

Audit Fees

	2003	2002
Aggregate fees for annual audit, quarterly reviews,	$316,015	$180,081
SEC registration, and acquisitions

Tax Fees

	2003	2002
Income tax services related to compliance with tax laws	$64,920	$50,425

BASi’s policies require that the scope and cost of all work to be performed for BASi by its independent auditors must be approved by the Audit Committee. Prior to the commencement of any work by the independent auditor on behalf of BASi, the independent auditor provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the estimate before authorizing the engagement. Where fees charged by the independent auditor exceed the estimate, the Audit Committee must review and approve the excess fees prior to their payment.

3.        OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of BASi has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of BASi.

By Order of the Board of Directors,

Candice B. Kissinger
Secretary
January 23, 2004